Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST Supplemental Indenture (this “First Supplemental Indenture”), dated as of May 13, 2008 among Ceridian Corporation, a Delaware corporation (the “Issuer”), the guarantors party hereto (the “Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer and the Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of November 9, 2007, providing for the issuance of an unlimited aggregate principal amount of 12 1/4%/13% Senior Toggle Notes due 2015 (the “Senior Toggle Notes”) and 11 1/4 % Senior Notes due 2015 (the “Senior Cash Pay Notes” and together with the Senior Toggle Notes, the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Issuer, the Guarantors and the Trustee, may amend or supplement the Indenture to make any change that would not adversely affect the legal rights under the Indenture of any such Holder in any material respect;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this First Supplemental Indenture;

WHEREAS, the execution and delivery of this instrument has been duly authorized and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which are hereby acknowledged, the parties mutually covenant and agree, for the equal and proportionate benefit of all Holders, as follows:

(1) Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Section 4.03(2)(A) of the Indenture is hereby deleted in its entirety and replaced with the following:

(A) unaudited quarterly consolidated financial statements of the Issuer and its Subsidiaries (including balance sheets, statements of operations and statements of cash flows which would be required from a SEC registrant in a Quarterly Report on Form 10-Q, including the financial statements required by Rule 3-10 of Regulation S-X promulgated by the SEC, and reviewed by the Issuer’s Independent Registered Accountant Firm in accordance with SAS 100 or the Attestation Standard AR Section 100 if the Issuer is not a public company) prepared in accordance with GAAP, subject to normal year-end adjustments;

(3) This First Supplemental Indenture shall become effective as of the date hereof at such time as executed counterparts of this First Supplemental Indenture have been delivered by each party hereto to the other party thereto.

(4) On the date hereof, the Indenture shall be supplemented and amended in accordance herewith, and this First Supplemental Indenture shall form part of the Indenture for all purposes, and the Holder of every Note heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby. The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as amended and supplemented by this First Supplemental Indenture.

(5) The Indenture, as amended and supplemented by this First Supplemental Indenture, shall be read, taken and construed as one and the same instrument and all provisions in the Indenture and the Notes shall remain in full force and effect in accordance with the terms thereof and as amended and supplemented by this First Supplemental Indenture.

(6) In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(7) The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

(8) The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity and sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer and the Guarantors.

(9) In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture and the Notes relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

(10) All covenants and agreements in this First Supplemental Indenture by the Issuer, the Guarantors and the Trustee shall bind their respective successors and assigns. Nothing in this First Supplemental Indenture, express or implied, shall give to any person, other than the parties hereto and their successors under the Indenture and the Holders of the Notes, any benefit of any legal or equitable right, remedy or claim under the Indenture.

(11) This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

CERIDIAN CORPORATION

By:	/s/ Michael W. Sheridan
Name:	Michael W. Sheridan
Title:	Executive Vice President, General Counsel and Secretary

ABR INFORMATION SERVICES, INC.

ABR PROPERTIES, INC.

CERIDIAN BENEFITS SERVICES, INC.

CERIDIAN CANADA HOLDINGS, INC.

CERIDIAN RECRUITING SOLUTIONS, INC.

CERIDIAN RETIREMENT PLAN SERVICES, INC.

COMDATA NETWORK, INC.

COMDATA NETWORK, INC. OF AUSTRALIA

COMDATA NETWORK, INC. OF CALIFORNIA

COMDATA PROCESSING SYSTEMS, INC.

COMDATA STORED VALUE SOLUTIONS, INC.

COMDATA TELECOMMUNCIATIONS SERVICES INC.

INTERTAX, INC.

FTB INSURANCE AGENCY, INC.

SASH MANAGEMENT, L.L.C.

By:	/s/ Michael W. Sheridan
Name:	Michael W. Sheridan
Title:	Executive Vice President

FIRST SUPPLEMENTAL INDENTURE SIGNATURE PAGE

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

FIRST SUPPLEMENTAL INDENTURE SIGNATURE PAGE